Exhibit 99.1

S.D.N.Y.-N.Y.C.
08-cv-2764
Kaplan, J.

United States Court of Appeals
FOR THE
SECOND CIRCUIT

At a stated term of the United States Court of Appeals for the Second Circuit, held at the Daniel Patrick Moynihan United States Courthouse, 500 Pearl Street, in the City of New York, on the 20th day of June, two thousand eight,

Present: Hon. Peter W. Hall, Hon. Debra Ann Livingston, Circuit Judges, Hon. Colleen McMahon,[1] District Judge.
CSX Corporation, Plaintiff-Appellant, v. Michael Ward, Third-Party-Defendant-Appellee	08-2899-cv

The Children’s Investment Fund Management (UK) LLP, The Children’s Investment Fund Management (Cayman), The Children’s Investment Master Fund, 3G Capital Partners, Ltd., 3G Capital Partners, L.P., 3G Fund, L.P., Christopher Hohn, Snehal Amin, Alexandre Behring, also known as Alexandre Behring Cost,

    Defendants-Third-Party-Plaintiffs
    Counter-Claimants-Appellees.

1The Honorable Colleen McMahon, United States District Judge for the Southern District of New York, sitting by designation.

Appellant, through counsel, moves for an injunction to hold in escrow, pending outcome of the appeal, approximately 6.4 percent of the outstanding shares in appellant, which the district court found to be the interest that appellees acquired prior to fulfilling the disclosure requirements set forth in Section 13(d) of the Securities Exchange Act of 1934. Appellant also moves for an expedited briefing and argument schedule. Following oral argument before the Court and upon due consideration, it is ORDERED that the motion for an injunction pending appeal is DENIED. It is further ORDERED that the motion for an expedited appeal and argument is GRANTED, and the briefing schedule is set as follows:

July 3, 2008 — Opening Briefs from Appellant and Cross-Appellant
July 18, 2008 — Briefs in response from Appellees in appeal and cross-appeal
July 18, 2008 — Briefs, if any, from Amici Curiae, subject to acceptance by panel (See Fed. R. App. P. 29 and Local Rule 29)
July 25, 2008 — Reply Briefs in each appeal

Argument of the appeal and cross-appeal shall be heard during the week of August 4, 2008, or as soon thereafter as can be scheduled by the Court.

FOR THE COURT: Catherine O'Hagan Wolfe, Clerk

By:	/s/ Joy Fallek
Joy Fallek
Administrative Attorney